Exhibit 99.1

                        PRESS RELEASE DATED JULY 26, 2006

                  ACTIVE POWER ANNOUNCES SECOND QUARTER RESULTS

           YEAR-TO-DATE REVENUE UP 36%. EMEA REVENUE GROWTH OVER 100%

AUSTIN, Texas (July 26, 2006) -- Active Power, Inc. (NASDAQ: ACPW) today announced results for its second quarter ended June 30, 2006. Revenue for the second quarter of fiscal 2006 was $5.5 million, up 17% from the same period last year and down 2% from the previous quarter. For the six-month period ended June 30, 2006 revenues were $11.0 million compared to $8.1 million in 2005, an increase of 36%.

Net loss for the second quarter of 2006 was $6.0 million, or 12 cents per share, compared to a net loss of $5.6 million, or 12 cents per share, for the same period last year and a net loss of $6.0 million, or 12 cents per share in the previous quarter. Net loss for this quarter includes $787,000, or 2 cents per share, for stock-based compensation. Excluding the effects of stock-based compensation expense, which we began reporting in 2006, our loss for the quarter was 7% lower than the $5.6 million loss recorded in the second quarter of 2005.

Cash and investments usage for the quarter was $4.0 million, as compared to $4.5 million for the same period last year and $5.0 million for the previous quarter. Cash and investments at June 30, 2006 were $33.0 million.

"In the second quarter we began to see positive results from the sales resources that we've placed in our Europe, Middle East and Africa (EMEA) sales team," said Jim Clishem, President and CEO of Active Power. "International sales were up over 100% in Q2 as compared to the previous quarter. Bookings for this region look strong for Q3 and the remainder of 2006 as the expanding global data center market continues to value the small footprint and energy efficiency of our flywheel systems."

"We are transitioning the business to place emphasis and apply resources to higher margin sales of equipment and services, while also reducing expenses that don't directly correlate to this goal. We believe that the cost reduction measures we took this week will allow us to realign our resources and better position Active Power for profitable growth in the future."

Recent Business Highlights:
---------------------------

     o Shipped equipment to eight countries in Q2. International sales accounted for 46% of our total revenue in Q2, and we believe that sales through our EMEA channel will continue to be a growth driver for the remainder of 2006. We have already received bookings in July for over 11 MW of flywheel equipment from this channel, including a 4 MW order for a major airport in Asia that we expect to ship in Q3.

     o Announced an order from TNT Express ICS for a 1650 kVA turnkey power system that includes UPS, generator, switchgear and related components, services and installation. The system has been shipped and installed and is currently providing increased power protection for TNT Express ICS's Worldwide Data Centre in Atherstone, Warwickshire, UK.

     o Shipped the final three megawatt-class UPS systems against the 11-megawatt order from Caterpillar announced at the end of January. These flywheel UPS systems will be used to protect a large datacenter in the United States. Installation of these systems is on-going. We continue to see an increase in sales activity for our megawatt-class UPS systems.

     o Promoted Jim Clishem to be our President and CEO. Jim brings a wealth of management experience, particularly in the sales and marketing disciplines, to help complete our transition to a more commercially directed company.

     o This week we took actions to reduce operating expenses in order to strengthen our financial position while remaining focused on increasing higher margin sales. We also realigned resources to harvest our technologies and provide support for a more focused multi-channel sales strategy with an increased commitment to selling the Active Power branded products and services. As part of this effort, we implemented cost reduction measures, including a headcount reduction across the entire company, that we believe will result in approximately $1 million of savings per quarter beginning in Q4. We expect to incur approximately $500 thousand in expenses in Q3 related to this initiative.

     o Grew service revenue 22% over the same period last year. We continue to focus our efforts on expanding our Active Power branded sales channel. Not only does this channel yield better margin on our equipment, but it provides us with a better relationship with end-user customers and the ability to capture service contracts and revenue. Our Active Power branded sales channel accounted for 63% of total revenue in Q2 as compared to 34% in Q1 of 2006.

     o Signed the first CoolAir(TM) UPS usage plan agreement with Georgia State University (GSU). The usage agreement, in contrast to a standard purchase agreement, eliminates a large upfront capital expenditure for our customers and allows them to use the CoolAir equipment at a fixed, predictable price that includes extended warranty and maintenance coverage.

     o Continued our success in traditionally strong markets for our products. In Q2 we shipped systems to seven data centers around the world, seven healthcare or hospital facilities, six industrial processing customers and four broadcast entities.

     o Received an order and shipped a production-level CoolAir DC unit to one of the leading producers of photovoltaic modules in Europe.

     o Received Electrical Construction & Maintenance (EC&M) magazine's Product of the Year Award in the Power Conditioning Equipment category for CoolAir DC. The honor was given to CoolAir DC by a panel of industry experts that reviews the premier products based on innovation and commercial availability.

Outlook:
--------

Active Power expects Q3 2006 revenue to be approximately $5.5 to $6.5 million, and Q3 earnings per share to be a loss of approximately 12 to 14 cents, which includes approximately 2 cents per share for stock-based compensation expenses. We expect cash and investments usage in Q3 to be in the range of $6.0 to $7.0 million due in part to the increase in CoolAir related inventory, and that our cash usage will decrease significantly from these levels in Q4.

CONFERENCE CALL:

The Company will host a conference call today, Wednesday, July 26, at 11:00 a.m. Eastern Time, to further review the Company's fiscal Q2 results. A replay of the webcast will be available until August 9th. Investors may access the live broadcast and replay through our web site: www.activepower.com.

ABOUT ACTIVE POWER:

Active Power, Inc. (www.activepower.com) designs, manufactures and markets battery-free power quality products that provide the consistent, reliable electric power required by today's digital economy. An ISO 9001-certified company, Active Power is the first to commercialize a flywheel energy storage system, CleanSource(R), that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations. Active Power has also recently developed a new battery-free extended runtime product line (CoolAir(TM)) based on its proprietary thermal and compressed air storage technology.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to materially differ from those in the forward-looking statements are: the potential for significant losses to continue; inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; our dependence on our relationship with Caterpillar(R); competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights; potential future acquisitions; potential Sarbanes-Oxley Section 404 compliance issues; the volatility of our stock price regardless of our actual financial performance; and other factors detailed in our filings with the Securities and Exchange Commission. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. Active Power expressly disclaims any obligation to release publicly any updates or revisions to the information contained in this press release or to update or revise any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Active Power and our Active Power logo and CleanSource are registered trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

ACTIVE POWER CONTACTS:
Michael Chibib, Investors, 512.744.9453, mchibib@activepower.com
Derek Jones, Corporate Communications, 512.744.9210, djones@activepower.com

                               ACTIVE POWER, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                      (Thousands, except per share amounts)
                                   (unaudited)

                                                                     THREE                            SIX
                                                                  MONTHS ENDED                    MONTHS ENDED
                                                                    JUNE 30,                        JUNE 30,
                                                          ----------------------------    ----------------------------
                                                              2006            2005            2006            2005
                                                          ------------    ------------    ------------    ------------
Product revenue                                           $      4,835    $      4,157    $      9,879    $      7,088
Service and spares revenue                                         631             517           1,156           1,024
                                                          ------------    ------------    ------------    ------------
          Total revenue                                          5,466           4,674          11,035           8,112

     Cost of product revenue                                     5,021           4,119          10,158           7,364
     Cost of service and spares revenue                            567             497           1,143           1,041
                                                          ------------    ------------    ------------    ------------
          Total cost of revenue                                  5,588           4,616          11,301           8,405

Gross Margin                                                      (122)             58            (266)           (293)

Operating expenses:
     Research and development                                    2,039           2,807           4,264           5,038
     Selling and marketing                                       2,616           1,889           5,275           3,326
     General & administrative                                    1,853           1,686           3,347           3,823
                                                          ------------    ------------    ------------    ------------
          Total operating expenses                               6,508           6,382          12,886          12,187
                                                          ------------    ------------    ------------    ------------
Operating loss                                                  (6,630)         (6,324)        (13,152)        (12,480)

Interest income                                                    382             418             776             796
Gain due to change in market value of
 investment rights                                                 253             (19)            332             (61)
Other income (expense)                                               -             321               -             814
                                                          ------------    ------------    ------------    ------------
Net loss                                                  $     (5,995)   $     (5,604)   $    (12,044)   $    (10,931)
                                                          ============    ============    ============    ============
Net loss per share, basic & diluted                       $      (0.12)   $      (0.12)   $      (0.24)   $      (0.23)
Shares used in computing net loss
 per share, basic & diluted                                     49,648          48,586          49,516          47,361

Comprehensive loss:
     Net loss                                             $     (5,995)   $     (5,604)   $    (12,044)   $    (10,931)
     Translation loss on subsidiaries in foreign
      currencies                                                    (3)              -              (3)              -
     Unrealized gain (loss) on investments in
      marketable securities                                         13              58              22             (43)
     Realized loss on investments in marketable
      securities                                                     -               7               -               7
                                                          ------------    ------------    ------------    ------------
Comprehensive loss                                        $     (5,985)   $     (5,539)   $    (12,025)   $    (10,967)
                                                          ============    ============    ============    ============

                               ACTIVE POWER, INC.
                            CONDENSED BALANCE SHEETS
                                   (Thousands)

                                                            JUNE 30,      DECEMBER 31,
                                                              2006            2005
                                                          ------------    ------------
                                                          (unaudited)
Assets

Current assets:
     Cash and cash equivalents                            $     14,585    $      7,590
     Restricted cash                                               116             116
     Short-term investments in marketable securities            16,380          31,364
     Accounts receivable, net                                    4,083           5,769
     Inventories                                                 8,002           4,242
     Prepaid expenses and other                                    407             596
                                                          ------------    ------------
         Total current assets                                   43,573          49,677
Property and equipment, net                                      7,848           7,530
Long-term investments in marketable securities                   1,952           2,970
Deposits and other                                                 188             188
                                                          ------------    ------------
         Total assets                                     $     53,561    $     60,365
                                                          ============    ============

Liabilities and stockholders' equity

Current liabilities:
     Accounts payable                                     $      2,952    $      2,264
     Accrued expenses                                            3,982           3,780
     Deferred revenue                                              365             205
                                                          ------------    ------------
         Total current liabilities                               7,299           6,249
Stockholders' equity:
     Common stock                                                   50              49
     Treasury stock                                                 (5)             (5)
     Deferred stock compensation                                     -            (293)
     Additional paid-in capital                                239,024         235,147
     Accumulated deficit                                      (192,733)       (180,689)
     Other accumulated comprehensive income                        (74)            (93)
                                                          ------------    ------------
         Total stockholders' equity                             46,262          54,116
                                                          ------------    ------------
         Total liabilities and stockholders' equity       $     53,561    $     60,365
                                                          ============    ============

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